UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CARVER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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July 29, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Carver Bancorp, Inc. (“Carver”), the holding company for Carver Federal Savings Bank, which will be held on Tuesday, September 16, 2008 at 10:00 a.m., at the Soundstage of The Apollo Theater, 253 West 125th Street (between Adam Clayton Powell Jr. and Frederick Douglass Blvds.), New York, New York (the “Annual Meeting”).  We invite you to join members of our board and management team for light refreshments from 9:00 a.m. to 9:45 a.m.

With this letter, we are including the Notice of Annual Meeting of Stockholders, the proxy statement, the proxy card and the 2008 Annual Report.  The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be transacted at the Annual Meeting.  Directors and officers of Carver, as well as representatives of KPMG LLP, the accounting firm appointed by the Finance and Audit Committee of the Board of Directors to be Carver’s independent auditors for the fiscal year ending March 31, 2009, will attend the Annual Meeting.  In addition, management will report on the operations and activities of Carver, and there will be an opportunity for you to ask questions about Carver’s business.

The Board of Directors of Carver recommends a vote “FOR” Carver’s nominees for election as director in proposal one, and “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2009 in proposal two.

You may vote over the Internet or by telephone, as well as by using the traditional proxy card.  See the proxy card or page 2 of the attached proxy statement for instructions on these methods of voting.

The Board of Directors, management and employees of Carver thank you for your ongoing support and continued interest in Carver.  We hope that you will join us at the Annual Meeting.

Sincerely yours,

Deborah C. Wright
Chairman and Chief Executive Officer

Your vote is important.  Please complete, sign and return the enclosed proxy card or vote by Internet or telephone promptly, whether or not you plan to attend the Annual Meeting.

CARVER BANCORP, INC.
75 West 125th Street
New York, New York 10027-4512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Carver Bancorp, Inc. (“Carver”) for the fiscal year ended March 31, 2008, will be held on Tuesday, September 16, 2008 at 10:00 a.m. at the Soundstage of the Apollo Theater, 253 West 125th Street (between Adam Clayton Powell Jr. and Frederick Douglass Blvds.), New York, New York.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

1.
To elect two directors, each to serve for a three-year term expiring at the Annual Meeting of stockholders for the fiscal year ending March 31, 2011 and until their respective successors have been elected and qualified; and

2.	To ratify the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2009.

If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment. As of the date of the proxy statement, Carver’s management is not aware of any other such business.

The Board of Directors has fixed July 29, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  Only stockholders of Carver as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.  A list of stockholders entitled to vote at the Annual Meeting will be available at Carver Federal Savings Bank, 75 West 125th Street, New York, New York, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Please promptly sign, date and return the enclosed proxy card or vote by Internet at http://proxyvoting.com/carv or telephone at 800.730.7859. The proxy may be revoked at any time prior to its exercise in the manner described in the attached proxy statement.

By Order of the Board of Directors,

Sheila Kennedy
Vice President and Secretary
July 29, 2008

CARVER BANCORP, INC.
75 West 125th Street
New York, New York 10027-4512

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 16, 2008

GENERAL INFORMATION

General

This proxy statement and accompanying proxy card are being furnished to stockholders of Carver Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Carver to be used at the annual meeting of stockholders for the fiscal year ended March 31, 2008 (“fiscal 2008”), to be held on September 16, 2008 at 10:00 a.m., at the Soundstage of The Apollo Theater, 253 West 125th Street, New York, New York, and at any adjournment or postponement thereof (the “Annual Meeting”).  The accompanying Notice of Annual Meeting and proxy card, and this proxy statement, are first being mailed to stockholders on or about August 5, 2008.

Carver Bancorp, Inc., a Delaware corporation, operates as a savings and loan holding company for Carver Federal Savings Bank.  In this proxy statement, we refer to Carver Bancorp, Inc. as “Carver” or the “Company” and Carver Federal Savings Bank as “Carver Federal” or the “Bank.”

Who Can Vote

The Board of Directors of Carver has fixed the close of business on July 29, 2008 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting.  Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  As of the close of business on July 17, 2008, the outstanding voting stock of Carver consisted of 2,524,691 shares of common stock, par value $.01 per share (“Common Stock” or “Voting Stock”).   The holders of record of a majority of the total number of votes eligible to be cast in the election of directors represented in person or by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Common Stock outstanding on July 29, 2008 will be entitled to one vote for each share held of record (other than Excess Shares, as defined below) upon each matter properly submitted at the Annual Meeting.  As provided in Carver’s Certificate of Incorporation, record holders of Voting Stock who beneficially own in excess of 10% of the outstanding shares of Voting Stock (“Excess Shares”) shall be entitled to cast only one-hundredth of one vote per share for each Excess Share.

A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity.  Carver’s Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation and Bylaws governing Excess Shares and to determine on the basis of information known to it after reasonable inquiry of all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation: (1) the number of shares of Voting Stock beneficially owned by any person or purported owner; (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner; and (3) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Voting Stock.

How You Can Vote

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

Vote by Internet, by going to the web address http://www.proxyvoting.com/carv and following the instructions for Internet voting shown on the enclosed proxy card.

Vote by Phone, by dialing 1-800-730-7859 and following the instructions for telephone voting shown on the enclosed proxy card.

Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.

If you vote by telephone or Internet, please do not mail your proxy card.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct.  You have three choices on each matter to be voted on.  For the election of directors, you may (1) vote FOR all the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate.  See “Proposal One–Election of Directors.”  For Proposal Two–Ratification of Appointment of Independent Auditors you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting.

If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the named proxies will vote “FOR” the nominees for election as director (“Proposal One”) and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2009 (“Proposal Two”).

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote personally at the Annual Meeting.  You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

Votes Required

Proposal One. Directors are elected by a plurality of votes cast in person or by proxy at the Annual Meeting.  The two nominees receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected to the Board of Directors.  As such, if you do not vote for a nominee, your vote will not count “for” or “against” the nominee.  If you “withhold” authority for any nominee, your vote will not count “for” or “against” the nominee, unless you properly submit a new proxy card or vote at the Annual Meeting.  You may not vote your shares cumulatively for the election of directors.

If your shares are held in “street name,” your broker may vote your shares without receiving instructions from you.  Shares that are not voted by a broker are called “broker non-votes.”  Shares underlying broker non-votes will have no effect on the election of directors.

Proposal Two. The ratification of the appointment of KPMG LLP as Carver’s independent auditors requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.  So, if you “abstain” from voting on this proposal, it has the same effect as if you voted “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

Revocability of Proxies

If you are a stockholder whose shares are registered in your name, you may revoke your grant of a proxy at any time before it is voted at the Annual Meeting by:

•	filing a written revocation of the proxy with Carver’s Secretary;

•
submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions, (2) following the telephone voting instructions, or (3) completing, signing, dating and returning a proxy card to the Company; or

•	attending and voting in person at the Annual Meeting.

If you are a stockholder whose shares are not registered in your name, you may revoke your proxy by contacting your bank or broker for revocation instructions.

We are soliciting proxies only for the Annual Meeting.  If you grant us a proxy to vote your shares, the proxy will be exercised only at the Annual Meeting.

Dissenters’ Right of Appraisal

Pursuant to Delaware corporation law, the actions contemplated to be taken at the Annual Meeting do not create appraisal or dissenters’ rights.

Interests of Certain Persons in Matters to Be Acted Upon

Other than for the election of directors, no current or nominated director or executive officer, nor any of their associates has any direct or indirect interest in any matter to be acted upon at the annual meeting.

Solicitation of Proxies

This proxy is being solicited by the Board of Directors of Carver.  In addition to solicitation by mail, certain directors, officers and employees of Carver may solicit proxies for the Annual Meeting from Carver stockholders personally or by telephone or telegram without additional remuneration for that solicitation.  Carver will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

Carver has retained the proxy solicitation firm of Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies. Pursuant to Carver’s agreement with Morrow, Morrow will provide various proxy advisory and solicitation services for Carver at an anticipated cost of $6,000 plus reasonable out-of-pocket expenses.  Carver will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to Carver stockholders.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 17, 2008, certain information as to shares of Voting Stock beneficially owned by persons owning in excess of 5% of any class of Carver’s outstanding Voting Stock.  Carver knows of no person, except as listed below, who beneficially owned more than 5% of any class of the outstanding shares of Carver’s Voting Stock as of July 17, 2008.  Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission (“SEC”) and with Carver pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications.  For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of these tables, of any shares of stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after July 17, 2008.  As used in this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)

Wellington Management Company, LLP	244,500	(2)	9.68%
75 State Street

Boston, MA 02109
Donald Leigh Koch	224,050	(3)	8.87%
c/o Koch Asset Management, L.L.C.
1293 Mason Road
Town & Country, MO 63131

Third Avenue Management LLC	218,500	(4)	8.65%
622 Third Avenue, 32nd Floor
New York, NY 10017

Deborah C. Wright	208,551	(5)	7.73%
c/o Carver Federal Savings Bank
75 West 125th Street
New York, NY 1027

RASARA Strategies, inc.	204,000	(6)	8.08%
160 North State Road
Briarcliff Manor, NY 10510

Northstar Investment Corp.	150,540	(7)	5.96%
20 North Wacker Drive, Suite 1416
Chicago, IL 60606

Kuby Gottlieb Special Value Fund, LP	134,381	(8)	5.32%
20 North Wacker Drive, Suite 1416
Chicago, IL 60606

AXA Financial, Inc.	132,960	(9)	5.27%
1290 Avenue of the Americas
New York, NY 10104

(1)	On July 17, 2008, there were 2,524,691 outstanding shares of Common Stock.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2007 by Wellington Management Company, LLP.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission jointly by Koch Asset Management, L.L.C. (“KAM”) and Donald Leigh Koch on March 24, 2008.  In its role as an investment manager having trading authority over securities held in accounts on behalf of its clients (“Managed Portfolios”), KAM has sole dispositive power over 224,050 shares of Common Stock and, as a result, may be deemed to be the beneficial owner of the same.  Donald Leigh Koch owns 100% of KAM and serves as its managing member, from which Mr. Koch may be deemed to have the power to exercise any dispositive power that KAM may have with respect to Carver Common Stock.  Additionally, Mr. Koch, individually, and Mr. Koch and his spouse, jointly, own and hold voting power with respect to Managed Portfolios containing approximately 59,000 shares of Common Stock (the “Koch Shares”).  Other than with respect to the Koch Shares, Mr. Koch specifically disclaims beneficial ownership over any shares of Common Stock that he or KAM may be deemed to beneficially own.

(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006 by Third Avenue Management LLC.

(5)
Includes 173,553 vested options to purchase shares of Common Stock.  See footnote (4) to the table set forth under “Security Ownership of Management” for additional information regarding these stock options.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 13, 2003 by RASARA Strategies, Inc.

(7)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on May 8, 2008 by North Star Investment Management Corp.

(8)	Based on a Schedule 13G/A filed with the securities Exchange Commission on July 17, 2008 by Kuby Gottlieb Special Value Fund, LP.

(9)
Based on a Schedule 13G filed with the Securities and Exchange Commission jointly by AXA Financial, Inc. (“AFI”), AXA (“AXA”), AXA Courtage Assurance Mutuelle (“CAM”), AXA Assurances Vie Mutuelle (“AVM”) and AXA Assurances I.A.R.D. Mutuelle (“IARD”, together with CAM and AVM, collectively, the “AXA Mutuelles”) on February 14, 2008.  AXA is controlled by the AXA Mutuelles.  AXA owns AFI.  AFI is the parent holding company of AXA Rosenberg Investment Management LLC (“ARIM”), which has sole dispositive power over 132,960 shares of Common Stock and sole voting power over 54,612 shares of Common Stock.  ARIM operates under independent management and makes independent investment decisions.  Each of the AXA Mutuelles, as a group, and AXA expressly disclaims beneficial ownership of any Common Stock.

Security Ownership of Management

The following table sets forth information about the shares of Voting Stock beneficially owned by each nominee, each Continuing Director (as defined herein), each Named Executive Officer identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers of Carver or Carver Federal, as a group, as of July 17, 2008.  Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Voting Stock indicated.

Name	Title	Amount and Nature of Beneficial Ownership of Common Stock (1) (2)	Percent of Common Stock Outstanding (3)

Deborah C. Wright (4)	Chairman and Chief Executive Officer	208,551	7.73%

Carol Baldwin Moody	Director	5,073	*

Samuel J. Daniel	Director	1,807	*

David L. Hinds	Director	10,094	*

Robert Holland, Jr.	Director	18,547	*

Pazel G. Jackson, Jr.	Director	1,391	*

Edward B. Ruggiero (5)	Director	5,420	*

Robert R. Tarter	Director	800	*

Roy Swan	Executive Vice President and Chief Financial Officer	20,524	*

James H. Bason	Senior Vice President and Chief Lending Officer	10,417	*

Susan M. Ifill	Senior Vice President and Chief Retail Officer	230	*

Charles F. Koehler	Executive Vice President, Chief of Lending	200	*

All directors and executive officers as a group persons (16 persons) (6)		306,199	11.22%

* Less than 1% of outstanding Common Stock.

(1)
Includes 173,553; 400; 1,000; 3,987; 1,000; 400; and 9,413 shares which may be acquired by Ms. Wright; Ms. Baldwin Moody; Mr. Hinds; Mr. Holland; Mr. Ruggiero; Mr. Tarter; and Mr. Swan; respectively, pursuant to options granted under the option plans, which such person has the right to acquire within 60 days after July 17, 2008 by the exercise of stock options. Options to purchase 1,000 shares that were held by Mr. Jackson expired on November 18, 2007 without being exercised.  All stock options granted in fiscal years 2004 and 2005 represented in this table are exercisable as to one-third of the options on the first anniversary of the date of grant, another one-third on the second anniversary of the date of grant, and the remaining one-third on the third anniversary of the date of grant.  For grants made to officers in 2006, the Compensation Committee approved management’s recommendation to use a five-year performance-accelerated vesting schedule with return on assets as the performance measure.

(2)
Includes 18,456 shares in the aggregate held by the ESOP Trust that have been allocated as of December 31, 2007 to the individual accounts of executive officers under the ESOP and as to which an executive officer has sole voting power for the shares allocated to such person’s account, but no dispositive power, except in limited circumstances. Also includes unallocated shares held by the ESOP Trust as of June 30, 2008 as to which the Board shares voting and dispositive power.  Each member of the Board disclaims beneficial ownership of the shares held in the ESOP Trust.

(3)
Percentages with respect to each person or group of persons have been calculated on the basis of 2,524,691 shares of Common Stock, the total number of shares of Common Stock outstanding as of July 17, 2008 plus the number of shares of Common Stock which such person or group has the right to acquire within 60 days after July 17, 2008 by the exercise of stock options.

(4)
On June 1, 1999, Ms. Wright was awarded options to purchase 30,000 shares of Common Stock at a price per share of $8.125 under the 1995 Option Plan (the "Option Plan"); on June 1, 2000, Ms. Wright was awarded options to purchase 30,000 shares of Common Stock at a price per share of $8.21 under the Option Plan; on August 22, 2001, Ms. Wright was awarded options to purchase 30,000 shares of Common Stock at a price per share of $9.93 under the Option Plan; on June 12, 2002, Ms. Wright was awarded options to purchase 30,000 shares of Common Stock at a price per share of $12.06; and on June 24, 2003, Ms. Wright was awarded options to purchase 20,000 shares of Common Stock at a price per share of $16.41, all of which have vested as of the date of this proxy statement.  On June 24, 2004, Ms. Wright was awarded options to purchase 15,000 shares of Common Stock at a price per share of $19.63, all of which have vested as of the date of this proxy statement.  On June 9, 2005, Ms. Wright was awarded options to purchase 13,581 shares of Common Stock at a price per share of $17.13, which vest pursuant to the five-year performance accelerated vesting schedule.  On November 20, 2006 Ms. Wright received options to purchase 11,742 shares of Common Stock at a price per share of $16.50 under the 2006 Stock Incentive Plan (the "Stock Incentive Plan"), which vests pursuant to the five-year performance accelerated vesting schedule.  On May 11, 2007 Ms. Wright received options to purchase 11,742 shares of Common Stock at a price per share of $16.90 under the Stock Incentive Plan, which vests pursuant to the five-year performance accelerated vesting schedule.  On June 1, 1999, Ms. Wright was awarded 7,500 shares of restricted stock under the Management Reorganization Plan (the "MRP"), all of which have vested as of the date of this proxy statement; on September 18, 2001 Ms. Wright was awarded 1,817 shares of restricted stock under the MRP that immediately vested; on June 12, 2002 Ms. Wright was awarded 2,902 shares of restricted stock under the all of which has vested as the date of this proxy statement; on June 24, 2003 Ms. Wright was awarded 2,500 shares of restricted stock under the MRP, all of which has vested as of the date of this proxy statement; on June 24, 2004 Ms. Wright was awarded 2,500 shares of restricted stock under the MRP, which vests in equal installments on each of  June 24, 2005, 2006 and 2007; and on June 9, 2005 Ms. Wright was awarded 5,432 shares of restricted stock under the MRP, which vests pursuant to the five-year performance accelerated vesting schedule.  On November 11, 2006 Ms. Wright was awarded 5,513 shares of restricted stock under the MRP, which vests pursuant to the five-year performance acceleration vesting schedule. On June 11, 2008, Ms. Wright was awarded 4,807 shares of restricted stock under the 2006 Stock Incentive Plan, which vests pursuant to a five year performance-accelerated schedule.

(5)	Shared voting and dispositive power with spouse.

(6)
Includes 203,928 shares that may be acquired by executive officers and directors pursuant to options granted under Carver’s stock option plans.  Excludes the 23,660 unvested shares of restricted stock awarded to the executive officers and directors under the MRP with respect to which such executive officers and directors have neither voting nor dispositive power.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Certificate of Incorporation of Carver provides that Carver’s Board of Directors shall be divided into three classes, as nearly equal in number as possible.  The directors of each class serve for a term of three years, with one class elected each year.  In all cases, directors serve until their successors are elected and qualified.

Carver’s Board of Directors has the discretion to fix the number of directors by resolution and has so fixed this number at eight.  The terms of two directors expire at the Annual Meeting.  Edward B. Ruggiero and Carol Baldwin Moody, whose terms are expiring, have been nominated and approved by Carver’s Nominating/Corporate Governance Committee and ratified by the Board of Directors to be re-elected at the Annual Meeting to serve for a term of three years and until their respective successors are elected and qualified.

Each nominee has consented to being named in this proxy statement and to serve if elected.  However, if any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy.  At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Information Regarding Nominees and Continuing Directors

The following table sets forth certain information with respect to the nominees for election as a director and each director whose term does not expire at the Annual Meeting (“Continuing Director”).  There are no arrangements or understandings between Carver and any director or nominee pursuant to which such person was elected or nominated to be a director of Carver.  For information with respect to the ownership of shares of the Common Stock by directors and the nominees, see “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management.”

Name	Age (1)	End of Term	Position Held with Carver and Carver Federal	Director Since
Nominees for Three-Year Term Expiring in 2009

Carol Baldwin Moody	51	2008	Director	2003
Edward B. Ruggiero	55	2008	Director	2003

Continuing Directors

David L. Hinds	61	2010	Director	2000
Pazel G. Jackson, Jr.	76	2010	Director	1997
Deborah C. Wright	50	2010	Chairman and Chief Executive Officer	1999
Dr. Samuel J. Daniel	57	2009	Director	2006
Robert Holland, Jr.	68	2009	Lead Director	2000
Robert R. Tarter	59	2009	Director	2006
Directors’ Backgrounds

The principal occupation and business experience of the nominees for election as director and each Continuing Director is set forth below.

Nominees for Election as Director

The Nominating/Corporate Governance Committee of the Board of Directors nominated, and the Board of Directors approved, the following individuals be elected as Director:

Carol Baldwin Moody is the Chief Compliance Officer of Nationwide Financial Services (NYSE:NFS), a position she assumed in November 2005.  Prior to that, she was the Chief Compliance Officer for TIAA-CREF, a position she assumed in February 2004.  Prior to that, she was the Managing Director of TCW/Latin America Partners, LLC, a position she assumed in April 2000.  Prior to that, she was the Head of Compliance/Global Relationship Banking at Citibank where she was responsible for assisting the business in its responsibilities to comply with all applicable laws, regulations, corporate policies and standards in over 90 countries.  From 1988 to 2000, she held several senior legal and compliance positions at Citibank.  She is a member of the Brister Society of the University of Pennsylvania.  Ms. Baldwin Moody holds a B.S.E. from the Wharton School of the University of Pennsylvania and a J.D. from Columbia University.

Edward B. Ruggiero is Senior Vice President and Treasurer of Time Warner Inc., where he is responsible for that company’s worldwide treasury activities including capital structure, capital markets, bank relations, treasury operations, real estate finance and risk management.  Mr. Ruggiero joined Time Warner in 1996.  Prior to that, he was Executive Vice President–Corporate Finance and Strategy for The Dime Savings Bank of New York, FSB.  During his 14 years with Dime, he served in various management positions, including Controller, Chief Planning and Compliance Officer and Chief Operating Officer of its mortgage banking subsidiary.  Mr. Ruggiero holds a B.S. from St. John’s University.

The Board of Directors Recommends a Vote
FOR Each Nominee for Election as Director.

Please Mark Your Vote on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Internet or Telephone.

Continuing Directors

Dr. Samuel J. Daniel is President and CEO of North General Hospital, a position he assumed in April 2001.  From 1998 to 2001, Dr. Daniel was the Medical Director and Director of Medicine at North General Hospital.  From 1994 to 1999, Dr. Daniel was the Program Director of the North General Hospital Internal Medicine Residency Program and the Hospital’s Chief of Gastroenterology.  Dr. Daniel also holds the academic position of Associate Clinical Professor at Mount Sinai School of Medicine. Dr. Daniel is a Diplomate of the American Board of Internal Medicine and Gastroenterology and has various board memberships and affiliations with a number of distinguished medical and civic organizations.

David L. Hinds is a retired Managing Director of Deutsche Bank.  During his extensive career at Deutsche Bank and Bankers Trust, Mr. Hinds led several operating divisions, a start-up technology division and a global marketing and sales organization.  Most recently, he was Managing Director/Partner for Deutsche Bank’s Global Cash Management and Trade Finance Division, where he had profit and loss responsibility for all business activities including global sales, operations, product management, credit and technology.  He is a board member of Independence Community Bank and the SBLI Mutual Life Insurance Company, past President of the Executive Leadership Council and Co-Founder of the Urban Bankers Coalition.

Robert Holland, Jr. is a General Partner of Williams Capital Partners, a private equity investment firm, a position which he assumed in 2003.  Currently, Mr. Holland is raising capital for an unrelated fund for investing in mid-cap businesses in West Africa.  Formerly, he was Chairman and Chief Executive Officer of Workplace Integrators, a Southeast Michigan company he acquired in June 1997 and built into one of the largest Steelcase Office Furniture dealerships in the United States.  He divested this business in April 2001.  Mr. Holland was formerly President and Chief Executive Officer of Ben & Jerry’s, Chairman and Chief Executive Officer of Rokher-J, Inc., a New York-based holding company that participates in business development projects and provides strategy development assistance to senior management of major corporations, and a partner with the consulting firm McKinsey & Company.  Mr. Holland is a member of the Boards of Lexmark International, Inc., YUM Brands, Inc., Singapore-based Neptune Orient Lines and the Harlem Junior Tennis Program.  Mr. Holland is Vice Chairman of the Board of Trustees of Spellman College and is a member of the Executive Board of the Harvard Journal of African-American Public Policy.

Pazel G. Jackson, Jr. retired as Senior Vice President of JPMorganChase in 2000.  During his 37-year career in banking at JPMorganChase, Chemical Bank, Texas Commerce Bank and The Bowery Savings Bank, Mr. Jackson held several senior management positions.  Most recently, from January 1995 to 2000, Mr. Jackson was responsible for Mortgage market development throughout the US for JPMorganChase.  His prior positions included Senior Credit Officer of Chemical Mortgage Division, President of Texas Commerce Mortgage Company, Business Manager of Chemical Mortgage Division, Chief Lending Officer of The Bowery Savings Bank and Marketing Director of The Bowery Savings Bank.  Mr. Jackson is a licensed Professional Engineer with more than 16 years’ experience in design and construction.  Mr. Jackson earned B.C.E. and M.C.E. degrees from the City College of New York and an M.B.A. degree from Columbia University.

Robert R. Tarter is an Executive Vice President and head of the Relationship Management Group of the State Street Corporation, responsible for managing the firm’s customer relations worldwide.  Mr. Tarter joined State Street in 1994, as Senior Vice President and Director of Sales and Marketing for the Master Trust and Public Funds business.  Mr. Tarter has held several executive level positions during his tenure with State Street.  Prior to joining State Street, Mr. Tarter was with Bankers Trust, for over 20 years and during his time there, he held a number of senior positions, both in the U.S. and in overseas locations.  He has managed teams responsible for institutional client service and sales of investment and commercial banking products in the U.S., Latin America, the Far East, Europe, the Middle East and Africa.  Mr. Tarter is a member of several Boards, including the Partnership, Inc., and CitiStreet, LLC, and is a member of the Executive Leadership Council.   Mr. Tarter is a 1970 graduate of the Wharton School at the University of Pennsylvania.

Deborah C. Wright is Chairman, President and Chief Executive Officer of Carver and Carver Federal.  The Board of Directors elected her to the post of Chairman in February 2005.  Ms. Wright has held the titles President & CEO since June 1, 1999.  Prior to joining Carver in June 1999, Ms. Wright was President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, a position she had held since May 1996.  She previously served as Commissioner of the Department of Housing Preservation and Development under Mayor Rudolph W. Giuliani from January 1994 through March 1996.  Prior to that appointment, Mayor David N. Dinkins appointed Ms. Wright to the New York City Housing Authority Board, which manages New York City’s 189,000 public housing units.  Ms. Wright serves on the boards of Kraft Foods Inc., Time Warner Inc., The Partnership for New York City, the Children’s Defense Fund and Sesame Workshop.  She is a member of the Board of Managers of the Memorial Sloan-Kettering Cancer Center.  Ms. Wright earned A.B., J.D. and M.B.A. degrees from Harvard University.

Executive Officers of Carver and Carver Federal

Biographical information for Carver’s executive officers who are not directors is set forth below.  Such executive officers are officers of Carver and Carver Federal.  The information is provided as of July 17, 2008.

Executive Officers

James Bason, 53, is Senior Vice President and Chief Lending Officer.  He joined Carver in March 2003.  Previously, Mr. Bason was Vice President and Real Estate Loan Officer at The Bank of New York where he had been employed since 1991 when The Bank of New York acquired Barclays Bank (where he had been employed since 1986).  At The Bank of New York, he was responsible for developing and maintaining relationships with developers, builders, real estate investors and brokers to provide construction and permanent real estate financing.  At Barclays, Mr. Bason began his career in residential lending and eventually became the bank’s CRA officer.  Mr. Bason earned a B.S. in Business Administration from the State University of New York at Oswego.

Carmelo Felix, 60, is Senior Vice President and Chief Auditor.  Mr. Felix joined Carver in January 2005.  He was previously Deputy General Manager at Korea Exchange Bank’s Regional Headquarters for the Americas where he was responsible for the administration of the bank’s Internal Audit Department in the Western Hemisphere.  Mr. Felix earned a B.A. in Accounting from Pace University.

Charles Koehler, 64, is Executive Vice President and Business Development Officer.  Previously, from 2006 to 2008, Mr. Koehler served as the Executive Vice President of the Lending Department at Carver Federal.  Prior to this appointment, he served as the President and CEO of Community Capital Bank beginning in 1998.  He has an extensive background in many phases of banking with over 40 years’ experience, primarily in the credit arena.  He is the Chairman of the Board of the Brooklyn Economic Development Corporation and serves as a Director of the Brooklyn Educational Opportunity Corporation, a Division of SUNY.

Susan M. Ifill, 48, is Senior Vice President and Chief Retail Officer of Carver Federal Savings Bank and joined the organization in January 2007 after 28 years at Bank of America.  Prior to her current position, Ms. Ifill led a group of 23 Client Managers in the Premier Banking Division of Bank of America.  Ms. Ifill has held numerous roles of increasing responsibility, including Director of both the Trust Advisory Group and Client Distribution Group in the Private Bank, Director of Employee Banking Services, and various senior management roles in Corporate Learning & Development and the Retail Banking Division.  Ms. Ifill serves on the Board of Directors for Association for Children of New Jersey and the Board of Trustees for Cambridge College in Boston.  Ms. Ifill attended the University of Massachusetts, Dartmouth for her undergraduate work and earned a masters degree in Management and certification in Negotiation and Conflict Resolution from Cambridge College.

Blondel A. Pinnock, 40, is Senior Vice President, Carver Federal Savings Bank and President of Carver Community Development Corporation.  Ms. Pinnock joined Carver in April 2008. Prior to joining Carver, Ms. Pinnock was Senior Vice President of Bank of America where she was a community development lender and business development officer. Ms. Pinnock has over a ten year background in financing the development of residential and commercial real estate projects located within low and moderate income neighborhoods throughout New York City and outlying areas.  Prior to her tenure at Bank of America, Ms. Pinnock worked as counsel and deputy director for the New York City’s Housing, Preservation and Development Department’s Tax Incentives Unit ,where she assisted in the implementation of the City's real estate tax programs for low, moderate and market rate projects.  She earned a B. A. from Columbia College and a J. D. from Hofstra University School of Law.

Margaret D. Roberts, 57, is Senior Vice President and Chief Human Resources Officer.  Ms. Roberts joined Carver in November 1999 as Senior Vice President and Chief Administrative Officer from Deutsche Bank where she had served as a Compensation Planning Consultant in Corporate Human Resources.  Prior to that, Ms. Roberts was a Vice President and Senior Human Resources Generalist for Citibank Global Asset Management.  Ms. Roberts also has 10 years of systems and technology experience from various positions held at JP Morgan and Chase Manhattan Bank.  Ms. Roberts earned a B.P.S. degree from Pace University, an M.B.A. from Columbia University as a Citicorp Fellow, and has been designated a Certified Compensation Professional (CCP) by the WorldatWork Society of Certified Professionals and a Senior Professional in Human Resources (SPHR) by the Human Resource Certification Institute.

Roy Swan, 44, is Executive Vice President and Chief Financial Officer.  He joined Carver in May 2005 from Time Warner Inc., where he had been Vice President, Finance & Administration since March 2003.  From March 1999 to March 2003, Mr. Swan was a Principal and Vice President in Mergers & Acquisitions at Hambrecht & Quist and successor firm J.P. Morgan Securities.  Prior to that, Mr. Swan held positions at other investment banks including Salomon Brothers and The First Boston Corporation, and at the law firm of Skadden, Arps, Slate, Meagher & Flom.  From May 1996 to April 1998, Mr. Swan was Chief Investment Officer of the Upper Manhattan Empowerment Zone Corporation.  Mr. Swan serves on the boards of The Dalton School and the Partnership for After School Education.  He earned an A.B. degree from Princeton University and a J.D. degree from Stanford Law School.

Michael A. Trinidad, 51, is Senior Vice President and Controller.  He joined Carver in June 2007.  Previously, Mr. Trinidad was First Vice President and Corporate Accounting Manager at Independence Community Bank, a position he held since 1997.  Mr. Trinidad was employed at Independence Community Bank since 1989, where he held various managerial roles with increasing responsibilities in the Corporate Accounting Group.  In 2006, Independence Community Bank was acquired by Sovereign Bancorp Inc.  Prior to Independence, Mr. Trinidad was employed by Greater New York Savings Bank (acquired by Astoria Financial Corp. in 1997).  At Greater New York, Mr. Trinidad held various managerial roles in Accounting, Lending and Information Technology Groups.  Mr. Trinidad earned a B.B.A in Accounting Information Systems from Pace University.

Transactions with Certain Related Persons

Applicable law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  Carver Federal offers loans to its directors, officers and employees, which loans are made in the ordinary course of business and are not made with more favorable terms nor do they involve more than the normal risk of collectibility or present unfavorable features.  Furthermore, loans above the greater of $25,000, or 5% of Carver Federal’s capital and surplus (up to $500,000), to Carver Federal’s directors and executive officers must be approved in advance by a disinterested majority of Carver Federal’s Board of Directors.  As of the date of this proxy statement, neither Carver nor Carver Federal had made any loans or extensions of credit to executive officers or directors

Stock Ownership

Carver encourages its officers and directors to own stock in Carver, and a portion of the compensation of its officers and directors is stock-based, as described below under “Compensation Discussion and Analysis–Total Compensation Program Components.”  The Company’s Corporate Governance Principles encourage directors to hold a meaningful number of shares in the Company, and, so long as they remain on the Board of Directors, Board members are expected to retain a majority of the shares of Company common stock purchased in the open market or received pursuant to their service as Board members.  Information regarding stock ownership of Carver’s directors and executive officers is set forth under “Compensation Discussion and Analysis–Executive Officer Compensation” and “Compensation Discussion Analysis–Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carver’s directors and executive officers, and persons who own more than ten percent of a registered class of Carver’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NASDAQ Stock Market.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Carver with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to Carver, or written representations that no forms were necessary, Carver believes that, during the last fiscal year, all filing requirements applicable to its directors, officers and greater than ten percent stockholders of the Company were complied with, except for the following: (a) Samuel J. Daniel was not timely in the filing of one Form 4 relating to one transaction; (b) Blondel Pinnock was not timely in the filing of one Form 3 relating to zero transactions and one Form 4 relating to one transaction; (c) Margaret Roberts was not timely in the filing of one Form 4 relating to one transaction; (d) James Bason was not timely in the filing of one Form 4 relating to one transaction; (e) Roy Swan was not timely in the filing of one Form 4 relating to one transaction; (f) Charles Koehler was not timely in the filing of two Form 4s, one relating to two transactions and one relating to one transaction; (g) Deborah C. Wright was not timely in the filing of one Form 4 relating to one transaction; and (h) Susan Ifill was not timely in the filing of one Form 3 relating to zero transactions and two Form 4s, one relating to three transactions and one relating to one transaction.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

General

The Finance and Audit Committee of the Board of Directors of Carver has appointed the firm of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2009 and the Board of Directors has determined that it would be desirable to request that stockholders ratify such appointment.  Representatives of KPMG LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The appointment of KPMG LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders opinions, which the Finance and Audit Committee will take into consideration in future deliberations.  Stockholder approval is not required for the appointment of KPMG LLP since the Finance and Audit Committee of the Board of Directors has direct responsibility for selecting auditors.

Auditor Fee Information

KPMG’s fees billed for fiscal 2008 and the fiscal year ended March 31, 2007 were as follows:

$ in thousands	2008	2007
Audit fees (a)	$401,500	$391,360
Audit-related fees	$0	$0
Tax fees (b)	$0	$0
Other fees	$7,000	$0
Total	$408,500	$391,360

(a)
Fees billed for services associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, review activities related to internal control reporting and accounting consultations. The amount shown in the fiscal 20007 proxy statement for fiscal 2007 audit fees was $351,360, which excluded 2007 fees of $40,000 billed in 2008.

(b)	Fees billed for professional tax services and the preparation of income tax returns.

Pre-Approval Policy for Services by Independent Auditors

During fiscal 2008, the Finance and Audit Committee of Carver’s Board of Directors pre-approved the engagement of KPMG LLP to provide non-audit services and considered whether, and determined that, the provision of such other services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

In June 2004 the Finance and Audit Committee established a policy to pre-approve all audit and permissible non-audit services provided by KPMG LLP consistent with applicable SEC rules.  Under the policy, prior to the engagement of the independent auditors for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Finance and Audit Committee for approval.  Prior to engagement, the Finance and Audit Committee pre-approves these services by category of service.  The fees are budgeted and the Finance and Audit Committee will receive periodic reports from management on actual fees versus the budget by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the pre-approval.  In those instances, the Finance and Audit Committee requires specific pre-approval before engaging the independent auditor.

The Finance and Audit Committee has delegated pre-approval authority, subject to certain limits, to the chairman of the committee.  The Chairman is required to report, for informational purposes, any pre-approval decisions to the Finance and Audit Committee at its next regularly scheduled meeting.

Report of the Finance and Audit Committee of the Board of Directors

This report is furnished by the Carver Finance and Audit Committee of the Board of Directors as required by the rules of the SEC under the Exchange Act.  The report of the Finance and Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Carver specifically incorporates this information by reference, and shall not otherwise be deemed to be filed under the Securities Act or the Exchange Act.

The Board of Directors has adopted a written charter that sets forth the Finance and Audit Committee’s duties and responsibilities and reflects applicable rules of the NASDAQ Stock Market and SEC regulations.

All members of the Finance and Audit Committee have been determined to be independent as defined in the listing requirements of the NASDAQ Stock Market.  The Board of Directors has determined that Edward B. Ruggiero qualifies as an “audit committee financial expert.”  The Finance and Audit Committee received the required written disclosures and letter from KPMG LLP, Carver’s independent accountants, required by Independence Standards Board Standard No. 1, as amended or supplemented, and has discussed with KPMG LLP its independence.  The Finance and Audit Committee reviewed and discussed with the Company’s management and KPMG LLP the audited financial statements of the Company contained in the Company’s fiscal 2008 annual report on Form 10-K.  The Finance and Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to the Codified Statements on Auditing Standards (SAS 61), as amended or supplemented.

Throughout the year, the Finance and Audit Committee had full access to management and the independent and internal auditors for the Company.  The Finance and Audit Committee consulted with advisors regarding the Sarbanes-Oxley Act of 2002, the NASDAQ Stock Market’s corporate governance listing standards and the corporate governance environment in general and considered any additional requirements of the Finance and Audit Committee as well as additional procedures or matters the Finance and Audit Committee should consider.  During fiscal 2008, the Finance and Audit Committee approved the retention of the Company’s independent accounting firm, KPMG LLP, and received the Board’s ratification of this decision.  The Finance and Audit Committee acts only in an oversight capacity and necessarily relies on the assurances and work of the Company’s management and independent auditors who expressed an opinion on the Company’s annual financial statements.  The Company's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.

Based on its review and discussions described in the immediately preceding paragraph, the Finance and Audit Committee recommended to the Board of Directors that the audited financial statements included in the Company’s fiscal 2008 annual report on Form 10-K be included in that report.

Finance and Audit Committee of Carver Bancorp, Inc.
David L. Hinds (Chairman)
Carol Baldwin Moody
Pazel G. Jackson, Jr.
Edward B. Ruggiero

The Board of Directors Recommends a Vote FOR
the Ratification of the Appointment of
KPMG LLP as Independent Auditors For Carver.

Please Mark Your Votes on the Enclosed Proxy Card and
Return it in the Enclosed Postage-Prepaid Envelope
or Vote by Internet or Telephone.

CORPORATE GOVERNANCE

General

The Board of Directors of the Company is committed to strong and effective corporate governance measures.  The Board has developed, and continues to review, policies and practices covering the operation of the Board and its committees, including their composition and responsibilities, the conduct of Board meetings and the structure and role of the Board’s committees and related matters, including those discussed below and throughout this proxy statement.  Among these measures are the following:

Independence. Under the Company’s Bylaws, at least three members of the Board must be independent under the criteria set forth in the Bylaws and, as a company listed on the Nasdaq Global Market, a majority of the Company’s Board must be independent under the criteria set forth in its listing requirements.  In addition, pursuant to listing requirements of the NASDAQ Stock Market, the respective committee’s charter requires that all members of the Finance and Audit Committee must be independent and requires independent director oversight of the Nominating/Corporate Governance and Compensation Committees.

Lead Independent Director. The Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Robert Holland, Jr. to serve in this position for fiscal 2009.

Director Terms. Directors serve for three-year terms. See “Proposal One—Election of Directors—General.”

Executive Sessions. The Board of Directors holds executive sessions for non-employee directors only at which management is not present.  These sessions are presided over by Robert Holland, Jr., the presiding independent director.  In addition, the Finance and Audit Committee regularly holds executive sessions at which management is not present, including executive sessions with the Company’s independent auditors and internal auditors.  Each director also has access to any member of management and the Company’s independent auditors.

Outside Advisors. The Board and its committees may retain outside advisors and consultants as they, in their discretion, deem appropriate.

Board Self-Evaluation. The Nominating/Corporate Governance Committee, among other things, reviews the Company’s and the Board’s governance profile.  In addition, the Board and/or its committees regularly review their role and responsibilities, composition and governance practices.

Corporate Governance Principles

The Board of Directors adopted Corporate Governance Principles during the fiscal year ended March 31, 2004.  From time to time the Board anticipates that it will revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of the Company’s stockholders and other constituents.  The Corporate Governance Principles are published on the Company’s website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage.

Director Independence Determination

The Board of Directors has determined that each of its non-management directors is independent according to the Board’s independence standards as set out in its Bylaws, Corporate Governance Principles, applicable rules of the SEC and the rules of the NASDAQ Stock Market.  They are Carol Baldwin Moody, Dr. Samuel J. Daniel, David L. Hinds, Robert Holland, Jr., Pazel G. Jackson, Jr., Edward B. Ruggiero and Robert R. Tarter.  Deborah C. Wright was determined not to be independent because she is currently an executive officer of the Company.

Communications with Board of Directors

The Board of Directors welcomes communications from stockholders.  Interested parties may contact the Board of Directors at the following address:

Board of Directors
c/o Corporate Secretary
Carver Bancorp, Inc.
75 West 125th Street
New York, NY 10027

Communications may also be sent to individual directors at the above address.

The Company’s Secretary has the responsibility to collect mail for directors, forward correspondence directed to an individual director to that director in a timely manner, and to screen correspondence directed to multiple directors or to the full Board in order to forward it to the most appropriate committee chairperson or the full Board given the nature of the correspondence.  Communications to the Board or any individual director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the chairman of the Finance and Audit Committee.  Other communications will be referred to the appropriate committee chairperson.

Financial Expert, Audit Committee Independence and Financial Sophistication

The Board of Directors has determined that Edward B. Ruggiero qualifies as an “audit committee financial expert” and is financially sophisticated, and that each member of the Finance and Audit Committee is independent within the meaning of applicable SEC rules and meets the definition of independence in Rule 4200(a)(15) of the NASDAQ Stock Market listing standards.

Director Selection Process

The Company’s Nominating/Corporate Governance Committee is charged with the responsibilities described under “Board and Committee Meetings—Nominating/Corporate Governance Committee.”

Among the Nominating/Corporate Governance Committee’s responsibilities is to identify and recommend to the Board candidates for election as directors.  The committee considers candidates suggested by its members, other directors and stockholders as necessary in anticipation of upcoming director elections and other potential or expected Board vacancies.  The committee is also authorized, at the expense of the Company, to retain search firms to identify candidates, as well as external legal, accounting or other advisors.  The committee will provide guidance to search firms it retains about the particular qualifications the Board is then seeking.  No search firms or other advisors were retained by the committee in fiscal 2008.

All director candidates, including stockholder nominees, are evaluated on the same basis.  In determining the needs of the Board and the Company, the Nominating/Corporate Governance Committee considers the qualifications of sitting directors and consults with other members of the Board, the Chief Executive Officer (“CEO”) and, where appropriate, external advisors.  Generally the committee believes that all directors should exemplify the highest standards of personal and professional integrity, should have broad experience in positions with a high degree of responsibility and the ability to commit adequate time and effort to serve as a director.  Directors will assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board and its various committees, as well as in less formal contacts with management.

Director candidates, other than sitting directors, are interviewed by members of the committee and by other directors and the CEO, and the results of those interviews are considered by the committee in its deliberations.  The Nominating/Corporate Governance Committee also reviews sitting directors whose terms are nearing expiration, but who may be nominated for re-election, in light of the above considerations and their past contributions to the Board.

The Nominating/Corporate Governance Committee will evaluate director nominations by stockholders that are submitted in accordance with the procedural and informational requirements set forth in the Company’s Bylaws and described in this proxy statement under “Additional Information—Notice of Business to be Conducted at Annual Meeting.”

Code of Ethics

The Company has adopted a Code of Ethics, which applies to the Company’s directors and employees and sets forth important Company policies and procedures in conducting the Company’s business in a legal, ethical and responsible manner.  The Company has also adopted a Code of Ethics for Senior Financial Officers, which applies to the Company’s chief executive officer, chief financial officer, controller and other persons performing similar functions that supplement the Code of Ethics by providing more specific requirements and guidance on certain topics.  Each of the Code of Ethics and Code of Ethics for Senior Financial Officers including future amendments, is available free of charge on Carver’s website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage or by writing to the Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8826.  The Company intends to post on its website any waiver under the codes granted to any of its directors or executive officers.

Website Access to Governance Documents

The Company’s Corporate Governance Principles and the charters for the Finance and Audit, Compensation and Nominating/Corporate Governance Committees are available free of charge on Carver’s website at www.carverbank.com in the Corporate Governance section of the Investor Relations webpage or by writing to the Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8826.

Board and Committee Meetings

The Board of Directors of Carver holds regularly scheduled meetings during the fiscal year to review significant developments affecting Carver and to act on matters requiring Board approval.  It also holds special meetings when an important matter requires Board action between scheduled meetings.  Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility.  During fiscal 2008, the Board met eleven times.  No incumbent director attended fewer than 75%, in the aggregate, of the total number of Carver Board meetings held while he or she was a member of the Board during fiscal 2008 and the total number of meetings held by committees on which he or she served during such fiscal year.

Carver’s Corporate Governance Principles encourage directors to attend the Company’s Annual Meeting of stockholders and all Board meetings and meetings of committees of the Board on which they serve.  From time to time unforeseen circumstances may arise causing a director’s absence from such meetings, and one of the Company’s directors was unable to attend last fiscal year’s Annual Meeting of stockholders for personal reasons.

Carver’s Bylaws require that the Company have executive, finance and audit, nominating/corporate governance, compensation and asset/liability and interest rate risk committees.  The Board has adopted a charter for each of the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance and Audit Committee, each of which may be amended from time to time.  The nature and composition of each of the standing committees of the Company are described below.

Executive Committee. Pursuant to Carver’s Bylaws, the Executive Committee is authorized to act as appropriate between meetings of the Board.  The members of this committee are Directors Deborah C. Wright (Chairman), David L. Hinds, Robert Holland, Jr. and Pazel G. Jackson, Jr.  The Executive Committee met five times during fiscal 2008.

Nominating/Corporate Governance Committee. As of June 2008, the Nominating/Corporate Governance Committee consists of Directors Robert Holland, Jr. (Chairman), Edward B. Ruggiero, Dr. Samuel J. Daniel and Robert R. Tarter.  All members of the committee have been determined to be independent directors.  The Nominating/Corporate Governance Committee’s functions include advising the Board on matters of corporate governance and considering qualifications of prospective Board member candidates, including conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the Board, reviewing the experience, background, interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities, considering nominees recommended by stockholders who comply with procedures set forth in the Company’s Bylaws and determining whether any prospective member of the Board has any conflicts of interest which may impair the individual’s suitability for such service.  The committee has the responsibility to monitor current members of the Board pursuant to the same guidelines used to select candidates.  The Nominating/Corporate Governance Committee is also responsible for identifying best practices and developing and recommending to the Board a set of corporate governance principles applicable to Carver and for periodically reviewing such principles.

The Nominating/Corporate Governance Committee met two times during fiscal 2008.  The committee also met on June 11, 2008 to nominate directors for election at the Annual Meeting.  Only those nominations made by the Nominating/Corporate Governance Committee and approved by the Board will be voted upon at the Annual Meeting.  For a description of the proper procedure for stockholder nominations, see “Additional Information—Notice of Business to be Conducted at Annual Meeting” in this proxy statement.

Compensation Committee.  The Compensation Committee consists of Directors Carol Baldwin Moody (Chairperson), Robert Holland, Jr., and Robert R. Tarter.  All members have been determined to be independent directors.  The Compensation Committee evaluates the performance of the Company’s CEO and approves her compensation in consultation with the non-management members of the Board of Directors and, based on recommendations from management, reviews and approves senior management’s compensation and approves compensation guidelines for all other officers.  The Compensation Committee administers the Company’s management recognition, incentive compensation stock option, and stock incentive plans and, in consultation with senior management, reviews and approves compensation policies.  The Compensation Committee met four times during fiscal 2008.

Finance and Audit Committee.  The Finance and Audit Committee consists of Directors David L. Hinds (Chairman), Carol Baldwin Moody, Pazel G. Jackson, Jr. and Edward B. Ruggiero.  All members have been determined to be independent directors.  The Finance and Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of Carver’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	manage the independence and performance of Carver’s independent public auditors and internal auditing function;

•	monitor the process for adhering to laws, regulations, the Company’s Code of Ethics and the Code of Ethics for Senior Financial Officers; and

•	provide an avenue of communication among the independent auditors, management, the internal auditing function and the Board of Directors.

Other specific duties and responsibilities include reviewing Carver’s disclosure controls and procedures, internal controls, Carver’s periodic filings with the SEC and earnings releases; producing the required audit committee annual report for inclusion in Carver’s proxy statement; and overseeing complaints concerning financial matters.  The report of the Finance and Audit Committee is contained on page 15.  The Finance and Audit Committee met eleven times during fiscal 2008, including meetings to review the Company’s annual and quarterly financial results prior to their public issuance.

Asset/Liability and Interest Rate Risk Committee.  The Asset/Liability and Interest Rate Risk Committee consists of Directors Pazel G. Jackson, Jr. (Chairman), Dr. Samuel J. Daniel, David L. Hinds, Robert Holland, Jr. and Deborah C. Wright.  The Asset/Liability and Interest Rate Risk Committee monitors activities related to asset/liability management and interest rate risk, including the approval or ratification of mortgage loans and the establishment of guidelines related to risk, purchase or sale of loans and investments, and management of interest rate, credit and liquidity risk against objectives and risk limitations set forth in Carver Federal’s policies.  The committee met ten times during fiscal 2008.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The following report has been furnished by members of the Compensation Committee:

Carol Baldwin Moody (Chairperson)
Robert Holland, Jr.
Robert Tarter

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Board of Directors of Carver and the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”) share a strong pay-for-performance philosophy, which seeks to reward the achievement of performance goals and align Carver’s executives' interests with those of Carver’s stockholders. At the same time, Carver seeks to attract and retain high performing executives of outstanding skill and capability by providing competitive compensation.  The following discussion focuses on the Compensation Committee’s philosophy and practices, particularly as it relates to Named Executive Officers (as defined below) for fiscal 2008 and provides important context for the more detailed disclosure tables and specific compensation amounts provided elsewhere in the proxy statement.  The following table lists Carver’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on March 31, 2008 (the “Named Executive Officers”):

Name	Position with the Company During Fiscal 2008

Deborah C. Wright	Chairman and Chief Executive Officer
Roy Swan	Executive Vice President and Chief Financial Officer
Charles F. Koehler	Executive Vice President, Lending
James H. Bason, Jr.	Senior Vice President and Chief Lending Officer
Susan M. Ifill	Senior Vice President and Chief Retail Officer

Compensation Philosophy

The Company’s success depends on hiring and retaining highly qualified individuals, as each executive has the potential to influence its short and long-term performance. Therefore, the Committee places considerable effort on the design and administration of the Company’s compensation program. Carver’s competitive position is a critical element in the recruitment and retention of executives and all employees. As a small community bank in New York City, the world's financial capital, competitive pressures on the ability to attract and retain talent are intense.  Most executives and staff are recruited to Carver from money center banks and other larger financial institutions.

The Committee believes that executive compensation should support Carver’s unique business strategy and result in a compensation program that:

•	Enables Carver to attract and retain top talent by providing competitive award opportunities.
•	Places significant focus on performance based rewards that are “at risk” based on achievement of Company and individual performance.
•	Enhances Carver’s long-term stockholder value.

Carver’s compensation program is heavily weighted toward performance pay, whereby a significant portion of an executive’s total compensation is “at risk.” As such, executive compensation can and does vary significantly, up or down, based on the Company’s performance relative to strategic goals and industry peers. Carver’s strategic vision and strategies are translated into specific performance goals, which the Committee considers in assessing performance and making total compensation decisions. To foster teamwork in building long-term performance and stockholder value, executive pay reflects a mix of Company, department and individual performance. Carver’s assessment of compensation and performance considers a balanced view of factors critical to understanding the Company’s total performance, as follows.

•
Internal and External Benchmarks – executive performance is measured against the Company’s goals for the fiscal year as well as its external peer group, along with economic and industry factors that may impact performance or strategy.

•
Company and Individual performance – executives are incented to work together as a team to drive overall Company performance;   however, each executive is held accountable and rewarded for achieving individual goals.

•
Short and Long-Term Performance – compensation should reflect a balance of short-term performance (i.e., how the Company meets its annual goals) and long-term performance (i.e., building a platform for sustained, profitable growth over multiple years).

•
Historical Perspective - recognition of significant historical underinvestment in the Company’s talent, infrastructure and brand, leading to poor financial performance, as well as investments required to propel growth going forward in an extremely competitive environment.

•
Unique Business Model – the Bank’s legacy is anchored in a 60-year history of commitment to providing capital, and thereby expanding wealth enhancing opportunities, to consumers and institutions in historically low to moderate income communities. Opportunities created by a substantial expansion of economic opportunity in these communities in recent years is balanced by significantly greater competition from global institutions and persistently high rates of poverty, and therefore limited assets that can be invested by a majority of the residents of communities in which the Company operates. The Bank’s “Outstanding” rating by the Office of Thrift Supervision following its most recent Community Reinvestment Act examination in 2006, noted that 95% of Carver’s loans were originated in such communities, far exceeding peer institutions.

Benchmarking of Compensation

The Compensation Committee regularly benchmarks compensation of executive officers and directors utilizing publicly disclosed information from a peer group of publicly traded banks as well as published industry surveys.   The peer group as shown below and approved by the Compensation Committee after reviewing with its compensation consultant reflects banks with a similar business focus and of similar asset size and region to Carver, factors that influence executive compensation at banks.  The peer group is reviewed and updated each year, as appropriate, as the comparability of banks may change depending on acquisitions and business focus of the Company or peer institutions.  The peer group for the Company’s fiscal 2008 review included banks that range from $600 million to $1.3 billion in assets with a median of $875 million in assets.  A list of banks in this year’s peer group follows.

Peer Group

•	American Bancorp of New Jersey
•	Berkshire Bancorp Inc.
•	Brooklyn Federal Bancorp, Inc.
•	Center Bancorp, Inc.
•	Chemung Financial Corporation
•	Clifton Savings Bancorp, Inc.
•	First of Long Island Corporation
•	Hudson Valley Holding Corporation
•	Intervest Bancshares Corporation
•	Ocean Shore Holding Company
•	OceanFirst Financial Corporation
•	Oneida Financial Corporation
•	Pamrapo Bancorp, Inc.
•	Severn Bancorp, Inc.
•	Smithtown Bancorp, Inc.
•	State Bancorp, Inc.
•	Sterling Bancorp
•	Wilber Corporation

Compensation-Related Governance and Roles of the Committee and Others in Executive Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities in executive compensation matters and establishing policies that govern employee compensation and equity and long-term incentive compensation plans.  The Committee reviews all elements of the Company’s CEO and other executive officers’ compensation including base salary, annual incentive, long-term/equity incentives, and benefits.  Three members of the Board serve on the Committee, each of whom is independent. The Committee met four times during fiscal 2008 (May 4, 2007, June 20, 2007, December 17, 2007 and March 12, 2008).  The Chairman of the Committee reported on Committee actions at subsequent meetings of the Board of Directors.

The Committee reviews CEO performance and makes decisions regarding the CEO’s compensation in consultation with non-management members of the Board of Directors.   Input and data from the Senior Vice President and Chief Human Resources Officer and other management as well as outside consultants and advisors are provided as requested by the Committee.  Decisions regarding other executives are made by the Compensation Committee considering recommendations from the CEO and with input from the Senior Vice President and Chief Human Resources Officer and an outside compensation consultant.   Decisions by the Compensation Committee with respect to compensation of the CEO are ratified by the full Board of Directors.

The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants, as it deems desirable or appropriate. Details on the Committee’s role are more fully described in its charter, which has been approved by the Board of Directors.  The charter can be viewed on the Company’s website at www.carverbank.com.

Interaction with the Compensation Consultant

The Committee utilizes the services of external advisors and consultants throughout the year regarding executive compensation. The Committee utilizes the services of its consultant to conduct periodic comprehensive total compensation studies as well as ongoing updates on market and best practices.  This information was requested and utilized as needed to support the Committee’s decisions and review processes. The Committee retains the right to hire, fire and seek the services of consulting and advisory firms.

During fiscal 2008, the Committee relied on the services of Pearl Meyer & Partners (“PM&P”) to conduct competitive reviews and provide advice and counsel related to executive compensation issues.  The Committee had direct access to these advisors.  PM&P conducted several in depth studies for the Committee during the fiscal year and attended its four meetings (in person or by phone) held in fiscal 2008.

Although PM&P works directly with the Compensation Committee, the Committee may delegate or approve management’s work with the consultant on specific issues or assignments as appropriate.  During fiscal 2008, PM&P did not work with management on any assignments.

Role of Executives in Committee Deliberations

The Compensation Committee occasionally requests one or more members of senior management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated.  Executives are free to provide insight, suggestions or recommendations regarding executive compensation.  However, only the Compensation Committee members are allowed to vote on decisions regarding executive compensation.

The Compensation Committee meets with the CEO to discuss her own performance and compensation package, but ultimately decisions regarding her compensation are made solely based upon the Committee’s deliberations with input from the compensation consultant, as requested.  Decisions regarding executives reporting directly to the CEO are made by the Compensation Committee considering recommendations from the CEO, as well as input from the compensation consultant as requested.

Total Compensation Program Components

Carver’s total compensation program consists of four main components:  Base Salary, Annual Incentives, Long-term Incentives, and Executive Benefits/Perquisites. The following section summarizes the role of each component, how decisions are made and the resulting fiscal 2008 decisions as they relate to the Named Executive Officers.

Base Salary

The purpose of base salary is to provide competitive base compensation that recognizes the executives’ role, responsibilities, experience, performance and past and potential contribution to the Company.  The Company targets salaries at the 50th percentile of the peer group; however, judgment is exercised in determining each executive’s situation relative to market and other relevant information. As a result, experienced and/or high performing executives may be paid above the market median and less experienced or average performing executives may be paid below the market median.  In practice, the Bank has provided salary increases at approximately 3% – 4% annually for the last three years, with limited exceptions to reflect factors including added responsibilities for an executive or marketplace changes in compensation for a particular position.

Short-Term Incentives

The Company’s Performance-Driven Incentive Plan (“the Incentive Plan”) was developed in 2004 with the assistance of the executive compensation-consulting firm, Towers Perrin.  The purpose of the annual incentive plan is to motivate and reward corporate, department and individual performance.  Performance goals are set annually and reviewed by the Board and payouts are based on achievement of the predefined goals.

The Compensation Committee has determined that the primary goal and driver of incentive pay awards is achievement of forecasted Net Income based on the fiscal year business plan prepared by management and approved by the Board at the beginning of the fiscal 2008.  Actual results may be adjusted as appropriate and determined by the Compensation Committee.  Each fiscal year, a funding schedule is developed that translates incentive payouts relative to the fiscal year-end Net Income.  If the Company does not achieve a minimum of 80% of target Net Income, the incentive pool is not funded and executives may not receive an annual cash incentive for that fiscal year.

The incentive pool at target performance is defined to provide competitive incentives and to reflect Carver’s desired compensation philosophy to target median rewards for meeting goals.  At the 80% of the Net Income threshold, the corporate incentive pool funds at a reduced payout of 50% of target.  At maximum/stretch performance, the corporate pool funds at 150% of target.  This program design provides a payout relationship that rewards high performance and reduces payouts for lower achievement of goals.  Potential payouts and incentive pool funding are modeled each year relative to projected Net Income performance to ensure the pay-for-performance relationship is appropriate. However, the Committee can approve discretionary awards outside of the bonus pool on an individual basis, where the Committee deems it appropriate.

Corporate performance, as measured by Net Income, drives between 40% - 75% of the executives’ incentive awards depending on his/her role.  The remaining percentage consists of other specific department/strategic goals that reflect critical measures for the fiscal year. CEO and CFO incentives are comprised of 75% corporate performance and 25% department/strategic goals.  Annual incentives for additional executives range from 40% - 50% corporate performance and 50% - 60% department performance.

The department/strategic goals for the management team in fiscal 2008 included the following measures:

•	Organic loan and deposit growth
•	Increased fee income or other items leading to improved return on equity
•	Improved efficiency ratio
•	Preparedness for SOX 404 compliance
•	Deploy New Markets Tax Credit allocation, generating tax savings for the Company

In addition to these corporate and divisional goals, the Plan’s design includes an individual modifier that allows incentive awards to be modified (up or down) to reflect overall individual performance and contributions.   The incentive award can be increased 30% above target for exceptional performance or reduced to 0% for poor performance.

For fiscal 2008, the Company’s annual target incentive ratios for the Named Executive Officers were as follows:

Executive	Target Incentive Ratio (as percentage of salary)	Potential Range (with additional 30% upside potential)
CEO - Deborah Wright	50%	0% - 97.5%
CFO – Roy Swan	30%	0% - 58.5%
Charles F. Koehler	25%	0% - 48.8%
James Bason, Jr.	25%	0% - 48.8%
Susan M. Ifill	25%	0% - 48.8%

For fiscal 2008, the Company used the Net Income metric to determine achievement of fiscal year goals and the annual incentive pool.  Net Income rose 54.1% over fiscal 2007 to $4.0 million, which was 83% of the company’s Net Income goal for fiscal 2008.  The Committee adjusted Net Income for costs associated with a potential strategic transaction that management decided was not in the best interest of the Company, resulting in a bonus pool of $700,000 or 68% of target.

The Committee determined and approved the following fiscal 2008 cash incentive awards for the Named Executive Officers as indicated below.

Executive	Target Incentive %	Actual Payout (% )	Actual Payout ($)
CEO - Deborah Wright	50%	42%	$145,250
CFO – Roy Swan	30%	34%	$85,000
Charles F. Koehler	25%	18%	$40,000
James Bason, Jr.	25%	28%	$48,000
Susan M. Ifill	25%	18%	$30,000

Annual incentives are not fixed compensation, must be re-earned each year and are at-risk based on actual performance. The Compensation Committee reviews the Incentive Plan each year and resets the specific goals and targets for executives to align with business needs and desired compensation philosophy.  As a result of the Bank’s growth and resulting organizational changes, the Incentive Plan will be updated for fiscal 2009 to align with the strategic plan approved for that year and the Committee’s performance-based compensation philosophy.

The Committee used its discretion to approve individual awards to certain officers and other employees outside of the bonus pool, where appropriate, for a total payout of $798,314.  Of the Named Executive Officers, Ms. Wright, Mr. Swan and Mr. Bason received discretionary bonuses of $25,000, $32,498 and $12,300, respectively, for their exceptional leadership in managing several high degree of difficulty matters including: significant transition in management of critical departments, follow-up activities in the integration of Community Capital Bank operations and implementation of extensive new regulatory requirements, namely under the Sarbanes-Oxley Act.

Long-Term Incentive Compensation

The Company believes strongly in the importance of aligning executive incentives with the long-term performance of the Company and interests of stockholders.  The purpose of the Company’s long-term incentive plan (the “Plan”) is to promote the Company’s growth and profitability, to provide certain officers and employees with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide initial grants to new non-employee directors of the Company.  The Plan is also designed to align participants’ interests with stockholders of the Company and as a retention tool for key members of management.

The Compensation Committee reviews the Plan each year and establishes specific goals and targets for executives, aligned with business objectives and the Committee’s compensation philosophy.  The Committee selected Return on Equity (“ROE”) as the metric that will be utilized in fiscal 2008 to further align management goals with the Committee’s compensation philosophy. Similar to the annual incentive plan, if the Company does not achieve threshold performance, or 80% of goal, no long-term incentive awards are granted in that fiscal year.

Historically, long-term incentives had been made in the form of stock options and restricted stock.  However, due to the size of the Company, limited trading and low volatility of the Company’s stock, and the Company’s desire to manage shareholder dilution carefully, the Committee has diligently taken steps to adjust the Company’s programs to remain consistent with industry practice.  The Committee’s goal is to maintain the Company’s dilution commensurate with industry peers.  First, the Committee suspended the practice of providing Board compensation in the form of stock and stock options. Second, the Committee restructured the Company’s long-term incentive plan and payout ratios to include cash in addition to equity. Actual long-term payouts were then modified to target a significant cash component, in lieu of stock or stock options. Third, the Employee Stock Ownership Plan was suspended. These steps decreased the burn rate to 2.32% in fiscal 2006 and 2.04% in fiscal 2007.  However, because these steps limited equity awards to only the top three executives, for fiscal 2008, the Committee reduced the long-term incentive payout target for the CEO from 100% of base pay to 60% to align to current market practice and to free-up equity for distribution among broader managerial levels in the organization. It should be noted that the CEO currently beneficially owns in excess of 5% the Company’s outstanding stock and as such, a considerable portion of her net worth is linked to the long-term performance of the Company.  The Committee also restructured the long-term incentive payout mix such that each recipient would receive 80% in cash, 20% in equity.  This mix resulted in a burn rate of 2.61% for fiscal 2008 and the capacity to award equity to officers at the assistant vice president level and higher.  The Committee will continue to review and adjust, if needed, the effectiveness of its strategy and payout mix each fiscal year, to achieve a burn rate consistent with industry peers.

The revised long-term incentive plan components and payout ratios for fiscal 2008 for the Named Executive Officers follow:

Executive	Target Award	Restricted Stock	Cash
CEO - Deborah Wright	60%	20%	80%
CFO – Roy Swan	30%	20%	80%
Charles F. Koehler	25%	20%	80%
James Bason, Jr.	25%	20%	80%
Susan M. Ifill	25%	20%	80%

Once the payout is determined, the award is allocated according to the table above.  Regardless of the type of award (stock options, restricted stock, or cash), the awards vest over a five year period, 20% each year on the anniversary of the grant, with accelerated vesting in years three and four if the Company meets or exceeds the current peer group’s average three-year ROE.

The Committee determined and approved the final long-term incentive awards for fiscal 2008 as indicated below.

Executive	Target Incentive	Actual Payout (%)	Actual Payout ($)
CEO - Deborah Wright	60%	58%	$204,300
CFO – Roy Swan	30%	34%	$85,000
Charles F. Koehler	25%	18%	$40,000
James Bason, Jr.	25%	28%	$48,000
Susan M. Ifill	25%	18%	$30,000

Compensation of Executive Officers and Directors

 Executive Officer Compensation

SUMMARY COMPENSATION TABLE at FISCAL YEAR-END 2008

The following table presents compensation information regarding the Company's Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on March 31, 2008 (collectively, the "named executive officers").

Name and Principal Position	Year Ended 3/31	Salary	Bonus		Stock Awards (6)	Option Awards (6)	Non-Equity Incentive Plan Compensation (7)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)		(j)
Deborah C. Wright (1)	2008	$350,006	$25,000	(1)	$90,846	$50,491	$308,690	(1)	$1,378	$12,402	(1)	$838,812
Chairman and Chief Executive Officer	2007	$315,694	$10,000		$37,742	$50,491	$346,992		$1,005	$26,847		$788,771

Roy Swan (2)	2008	$250,010	$32,498	(2)	$33,627	$14,620	$112,002	(2)	---	$12,390	(2)	$455,147
Executive Vice President and Chief Financial Officer	2007	$224,597	$10,000		$20,536	$14,620	$114,339		---	$28,710		$412,802

James H. Bason, Jr. (3)	2008	$170,000	$12,300	(3)	$13,705	$3,074	$69,300	(3)	---	$3,591	(3)	$271,970
Senior Vice President and Chief Lending Officer	2007	$154,009	$7,500		$9,915	$3,074	$74,836		---	$15,184		$264,518

Charles F. Koehler (4)	2008	$221,442	---		---	---	$68,000	(4)	---	$8,800	(4)	$298,242
Senior Vice President, Lending

Susan M. Ifill (5)	2008	$170,000	---		---	---	$51,000	(5)	---	$26,800	(5)	$247,800
Senior Vice President and Chief Retail Officer

(1)
Ms. Wright:  $25,000 bonus is a discretionary cash bonus. Other compensation includes $8,800 401k plan match; 310.497 ESOP shares valued at $11.60 per share on 3/31/2008. The amount in Column (g) is subject to annual negative discretion. 47% of the amount in Column (g) is an annual cash award based on the company meeting its annual net income goal and Ms. Wright  meeting certain objectives determined at the beginning of the fiscal year.  The other 53% of the amount in Column (g) is a Long-term Incentive cash award which vests over a 5-year period at 20% each year but vesting can be accelerated in year 3 or 4 if the Company meets or exceeds the three-year average ROE of its peer group.

(2)
Mr. Swan:  $32,498 bonus is a discretionary cash bonus.  Other compensation includes: $8,800 401k plan match; 309.480 ESOP shares valued at $11.60 per share on 3/31/2008.  The amount in Column (g) is subject to annual negative discretion. 47% of the amount in Column (g) is an annual cash award based on the company meeting its annual net income goal and Mr. Swan meeting certain objectives determined at the beginning of the fiscal year.  The other 53% of the amount in Column (g) is a Long-term Incentive cash award which vests over a 5-year period at 20% each year but vesting can be accelerated in year 3 or 4 if the Company meets or exceeds the three-year average ROE of its peer group.

(3)
Mr. Bason: $12,300 bonus is a discretionary cash bonus.  Other compensation includes:  309.578 ESOP shares valued at $11.60 per shares on 3/31/2008.  The amount in Column (g) is subject to annual negative discretion. 42% of the amount in Column (g) is an annual cash award based on the company meeting its annual net income goal and Mr. Bason meeting certain objectives determined at the beginning of the fiscal year.  The other 48% of the amount in Column (g) is a Long-term Incentive cash award which vests over a 5-year period at 20% each year but vesting can be accelerated in year 3 or 4 if the Company meets or exceeds the three-year average ROE of its peer group.

(4)
Mr. Koehler: Other compensation includes: $8,800 401k Plan match.  The amount in Column (g) is subject to annual negative discretion. 49% of the amount in Column (g) is an annual cash award based on the company meeting its annual net income goal and Mr. Koehler meeting certain objectives determined at the beginning of the fiscal year.  The other 41% of the amount in Column (g) is a Long-term Incentive cash award which vests over a 5-year period at 20% each year but vesting can be accelerated in year 3 or 4 if the Company meets or exceeds the three-year average ROE of its peer group.

(5)
Ms. Ifill: Other compensation includes: $8,800 401k Plan match; $18,000 the second payment of a $52,000 signing bonus payable in three installments in fiscal year 2007, 2008 and 2009.  The amount in Column (g) is subject to annual negative discretion. 49% of the amount in Column (g) is an annual cash award based on the company meeting its annual net income goal and Ms. Ifill meeting certain objectives determined at the beginning of the fiscal year.  The other 41% of the amount in Column (g) is a Long-term Incentive cash award which vests over a 5-year period at 20% each year but vesting can be accelerated in year 3 or 4 if the Company meets or exceeds the three-year average ROE of its peer group.

(6)
The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement purposes for the fiscal year ended March 31, 2008 in accordance with SFAS 123(R) and may include amounts from awards granted in and prior to the fiscal year.  Assumptions used in the calculation of these amounts are included in the footnotes to the Company's audited financial statements for the fiscal year ended March 31, 2008 in the Company's Annual Report on Form 10-k filed with the Securities and Exchange Commission.

(7)
The amounts in column (g) reflect awards granted under the Company's formula driven compensation structure which awards an annual bonus and long-term equity if the Company meets at least 80% of its fiscal year budgeted net income goal. In an effort to reduce shareholder dilution, long-term cash awards were substituted for long-term equity awards in the fiscal year.  Long-term cash awards vest at 20% each year for five years and vesting may be accelerated in year 3 and 4 if the Company meets or exceeds an external performance measure, currently the three-year average return on equity of the Company's peer group.

The Company's current compensation structure was developed based on recommendations and models presented by Towers Perrin. The plan includes three integrated parts: (1) a grading structure based on the employee's corporate level; (2) an annual cash bonus target and a long-term incentive target based on a recommended performance measure; and (3) an individual performance modifier based on a manager's assessment of an individual’s performance.

At each fiscal year-end, a model is used to calculate bonuses as a percentage of base pay for bonus-eligible employees and takes into account the employee's grade level, corporate performance, departmental performance against goals, and individual performance.  Departmental and individual performance goals are defined and communicated to managers and employees during the budget and performance appraisal processes, which occur at the beginning of each fiscal year.  Long-term incentives are provided to executive officers in the form of restricted stock, stock options or cash.  Awards are granted under the plan in effect at the time of the award and vest over a five-year performance accelerated period pursuant to the Plan.

The following table sets forth information regarding grants of Plan-based awards granted to the Named Executive Officers of Carver during the last fiscal year.

GRANTS OF PLAN-BASED AWARDS at FISCAL YEAR-END 2008

Name	Grant date	Estimated future payouts under Non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards:	All other option awards: Number	Exercise or base price of option	Grant date fair value of stock and
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of shares of stock or units (#) (3)	of securities under-lying options (#) (3)	awards ($/Sh)	option awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Deborah C. Wright
annual cash		$87,500	$175,000	$341,250
LTIP cash		$73,500	$147,000	$286,650
stock	5/11/2007				1,358	2,716	5,295	6,160			$104,104
options	5/11/2007				3,777	7,554	14,730		13,120	$16.90	$79,711
Roy Swan
annual cash		$37,500	$75,000	$146,250
LTIP cash		$26,250	$52,500	$102,375
stock	5/4/2007				485	970	1,891	1,342			$22,868
options	5/4/2007				1,349	2,698	5,261		2,858	$17.04	$17,508
James Bason, Jr.
annual cash		$21,250	$42,500	$82,875
LTIP cash		$14,875	$29,750	$58,013
stock	5/4/2007				330	659	1,286	775			$13,206
options	--								0	$17.04	$0
Charles F. Koehler
annual cash		$27,680	$55,361	$107,953
LTIP cash		$19,376	$38,752	$75,567
stock	--							0			$0
options	--								0		$0
Susan M. Ifill
annual cash		$21,250	$42,500	$82,875
LTIP cash		$14,875	$29,750	$44,625
stock	--							0			$0
options	--								0		$0

(1)
The threshold amounts reflect the minimum payment level under our incentive compensation plans which is 50% of the target amount.  The maximum amount is 150% of the target amount plus up to an additional 30% for exceptional performance.  These amounts are based on the individual's earned salary and position at the end of the fiscal year.

(2)
The equity threshold amounts reflect the same minimums and maximums discussed in footnote (1).  The stock award thresholds are based on the calculated cash value pursuant to our incentive compensation plan divided by the share price of $11.60 on 3/31/08.  The option award thresholds are based on the calculated cash value pursuant to our incentive compensation plan, a fiscal year end Black-Scholes value of 35.95% and the share price on 3/31/08. To reduce dilution and maintain a 3-year average burn-rate in line with industry practices, equity awards were limited to the CEO, CFO and business heads with greater than one year of service at the time of the award.

(3)	The amounts reflect the number of shares of stock and options granted in the fiscal year ended 3/31/08 to each Named Executive Officer pursuant to our Stock Incentive Plan.

The following table sets forth information regarding stock awards, stock options and similar equity compensation outstanding at March 31, 2008, whether granted during fiscal 2008 or earlier.  No awards have been transferred.

OUTSTANDING EQUITY AWARDS at FISCAL YEAR-END 2008

	Option Awards						Stock Awards
Name	Date of Option Grant	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Deborah C. Wright	06/01/99	30,000			8.125	5/29/2009	14,917	$173,037
	06/01/00	30,000			8.210	5/30/2010
	8/22/2001	30,000			9.930	8/20/2011
	6/12/2002	30,000			12.060	6/9/2012
	6/24/2003	20,000			16.410	6/21/2013
	6/24/2004	15,000			19.630	6/22/2014
	6/9/2005	2,716		10,865	17.130	6/7/2015
	11/20/2006	2,348		9,394	16.500	11/17/2016
	5/11/2007			13,120	16.900	5/11/2017

Roy Swan	6/9/2005	1,450		5,800	17.130	6/7/2015	3,575	$41,470
	11/20/2006	545		2,182	16.500	11/17/2016
	5/4/2007			2,858	17.040	5/4/2017

James H. Bason, Jr.	2/5/2003	2,700			12.410	2/2/2013	2,205	$25,578
	6/24/2004	1,250			19.630	6/22/2014
	6/9/2005	182		731	17.130	6/7/2015
	5/4/2007

Charles F. Koehler

Susan M. Ifill

(1)
Unvested shares value is based on Carver's stock price at close of business on 3/31/2008 of $11.60.  Grant dates and vesting schedules for unvested shares are shown below for each Named Executive Officer.

	Grant Date	shares granted	Unvested	Vesting Dates of Unvested Shares					Vesting Schedule
Deborah Wright	6/9/2005	5,432	4,346	6/9/2008	6/9/2009	6/9/2010			10% yrs 1 - 4; 60% year 5
	11/20/2006	5,513	4,411	6/14/2008	6/14/2009	6/14/2010	6/14/2011		20% per year
	5/11/2007	6,160	6,160	5/11/2008	5/11/2009	5/11/2010	5/11/2011	5/11/2012	20% per year
		Total Unvested	14,917

Roy Swan	5/26/2005	3,625	1,209	5/26/2008					1/3 each year
	11/20/2006	1,280	1,024	6/14/2008	6/14/2009	6/14/2010	6/14/2011		20% per year
	5/4/2007	1,342	1,342	5/4/2008	5/4/2009	5/4/2010	5/4/2011	5/4/2012	20% per year
		Total Unvested	3,575

James Bason	6/9/2005	1,096	878	6/9/2008	6/9/2009	6/9/2010			10% yrs 1 - 4; 60% year 5
	11/20/2006	690	552	6/14/2008	6/14/2009	6/14/2010	6/14/2011		20% per year
	5/4/2007	775	775	5/4/2008	5/4/2009	5/4/2010	5/4/2011	5/4/2012	20% per year
		Total Unvested	2,205

Charles F. Koehler
hired 10/1/2006
Total Unvested

Susan M. Ifill
hired 1/2/2007
Total Unvested

The following table sets forth the stock awards that vested and the option grants that were exercised for the Named Executive Officers during the last fiscal year.

OPTION EXERCISES AND STOCK VESTED at FISCAL YEAR-END 2008

	Option awards		Stock awards (1)
Name	Number of shares acquired on exercise (#)	Value realized upon exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)

(a)	(b)	(c)	(d)		(e)
Deborah C. Wright (2)	---	---	2,480	(2)	$39,680
Roy Swan (3)	---	---	1,464	(3)	$24,028
James H. Bason, Jr. (4)	---	---	415	(4)	$6,624
Charles F. Koehler	---	---	---		$0
Susan M. Ifill	---	---	---		$0

(1) All vested shares are time-based. Price is based on the average of the high and low stock price on the vesting date.

(2) Deborah Wright	No options exercised in the fiscal year
Stock Awards	Grant Date	Vested Shares	Vesting Date	Vesting Price
	06/24/04	834	06/24/07	16.13	$13,452
	06/09/05	543	06/09/07	15.80	$8,579
	11/20/06	1,103	06/14/07	16.00	$17,648
	Total	2,480			$39,680

(3) Roy Swan	No options exercised in the fiscal year
Stock Awards	Grant Date	Vested Shares	Vesting Date	Vesting Price
	05/26/05	1,208	05/26/07	16.50	$19,932
	11/20/06	256	06/14/07	16.00	$4,096
	Total	1,464			$24,028

(4) James Bason	No options exercised in the fiscal year
Stock Awards	Grant Date	Vested Shares	Vesting Date	Vesting Price
	06/24/04	167	06/24/07	16.13	$2,694
	06/09/05	109	06/09/07	15.80	$1,722
	11/20/06	138	06/14/07	16.00	$2,208
	Total	414			$6,624

The following table sets forth information regarding nonqualified deferred compensation earned by Carver’s Named Executive Officers during the last fiscal year under nonqualified defined contribution plans.

Nonqualified Deferred Compensation Plans

Carver did not have any non-qualified deferred compensation plans in fiscal 2008.

Benefits and Perquisites

The Bank’s executive officers participate in benefit plans available to all employees including the Carver Federal Savings Bank 401(k) Savings Plan.  The Company does not currently offer additional perquisites in excess of $10,000 per year.

Benefits Plans

Pension Plan.  The Carver Federal Savings Bank Retirement Income Plan is a noncontributory, tax-qualified defined benefit plan (the “Pension Plan”).  The Pension Plan was amended such that future benefit accruals ceased as of December 31, 2000.  Since that date, no new participants were eligible to enter into the Pension Plan and participants as of such date have not been credited with additional years of service or increased compensation.

The following table sets forth information regarding pension benefits accrued by the Named Executive Officers during the last fiscal year.

PENSION BENEFITS at FISCAL YEAR-END 2008

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)		Payments during last fiscal year ($)
(a)	(b)	(c)	(d)		(e)

CEO - Deborah Wright	Carver Federal Savings Bank Retirement Income Plan	1	$14,715.33	(1)	---
CFO – Roy Swan	---	---	---		---
James H. Bason, Jr.	---	---	---		---
Charles F. Koehler	---	---	---		---
Susan M. Ifill	---	---	---		---

(1) The Company's defined benefit pension plan was frozen 12/31/2000. Active employees with at least one year of service on December 31, 2000 are eligible to receive a benefit under the Plan should the Plan be terminated.  The amount of the benefit will be calculated based on age, credited years of service and pay at the time the plan was frozen.  Employees with more than five years of service on December 31, 2000 who reach retirement age before the Plan is terminated are eligible for a benefit calculated based on the Plan’s definitions of earnings and eligibility.  Ms. Wright is the only Named Executive Officer in the plan.

401(k) Savings Plan. The Company maintains a 401(k) Savings Plan (“401(k) Plan”) with a profit sharing feature for all eligible employees of the Bank. The Bank matches contributions to the 401(k) Plan equal to 100% of pre-tax contributions made by each employee up to a maximum of 4% of their pay, subject to IRS limitations. All such matching contributions are fully vested and non-forfeitable at all times regardless of the years of service with the Bank. To be eligible for the matching contribution, the employee must be 21 years of age and have completed at least three months of service. Under the profit-sharing feature, the Company has the discretion to make a contribution.  If the Bank achieves a minimum of 70% of its fiscal year performance goal, the Compensation Committee may authorize an annual non-elective contribution to the 401(k) Plan on behalf of each eligible employee up to 2% of the employee’s annual pay, subject to IRS limitations. This non-elective contribution, if made, is awarded regardless of whether the employee makes voluntary contributions to the 401(k) Plan. Non-elective Company contributions vest 20% each year for the first five years of employment and are fully vested thereafter. To be eligible for the non-elective company contribution, the employee must be 21 years of age, have completed at least one year of service and be employed on the last day of the plan year, currently December 31, or have terminated employment for death, disability or retirement. The Company did not award a non-elective contribution for the 401(k) Plan year that ended December 31, 2007.

Employee Stock Ownership Plan.  Effective upon conversion to a publicly traded company, an Employee Stock Ownership Plan (“ESOP”) was established for all eligible employees. The ESOP used proceeds from a term loan obtained from a third-party institution to purchase shares of Carver’s common stock in the initial public offering to pledge as collateral for the loan.  In June 2004, the loan was paid off and the Bank continued to make discretionary contributions to the ESOP by purchasing shares in the open market.  This was in accordance with Carver's common stock repurchase program where shares are held in a suspense account for future allocation among the participants based on compensation, as described by the Plan, in the year of allocation. In May 2006, the Compensation Committee approved management’s recommendation and voted to freeze the ESOP.  Discretionary contributions ceased and no new participants were eligible to enter the ESOP after December 31, 2006.

Employment and Other Agreements with Executive Officers

As of June 1, 1999, both Carver and Carver Federal entered into employment agreements to secure the services of Deborah C. Wright as President and CEO. The employment agreements are intended to set forth the aggregate compensation and benefits payable to Ms. Wright for all services rendered to them and any of their subsidiaries. Both employment agreements provided for an initial term of three years beginning June 1, 1999 and, pursuant to the terms of the employment agreements, each year thereafter have been extended an additional year following a review of Ms. Wright's performance by the Compensation Committee and the Board of Directors.

In addition, the employment agreements provide for an annual incentive payment based on the achievement of certain performance goals, future grant of stock awards, a supplemental retirement benefit, additional life insurance protection and participation in the various employee benefit plans maintained by Carver and Carver Federal from time to time. The agreements also provide customary corporate indemnification and errors and omissions insurance coverage throughout the term of the agreements and for six years thereafter.

Carver may terminate Ms. Wright's employment at any time for cause as defined in the employment agreements. In the event that Carver terminates Ms. Wright's employment for reasons other than for cause, she would be entitled to a severance benefit equal in value to the cash compensation, retirement and other fringe benefits she would have earned had she remained employed for the remaining term of the agreements. The same severance benefits would be available if Ms. Wright resigns during the term of the employment agreements following a loss of title, office or membership on the Board; a material reduction in her duties, functions or responsibilities; involuntary relocation of her principal place of employment by over 30 miles from its location as of June 1, 1999; other material breaches of contract by Carver that are not cured within 30 days; or, in certain circumstances, a change in control. In the event of a change in control, the remaining term of Ms. Wright's agreement with Carver at any point in time will be three years unless written notice of non-renewal is given by the Board or Ms. Wright.

A portion of the severance benefits payable to Ms. Wright under her employment agreements in the event of a change in control might constitute "excess parachute payments" under current federal tax laws.  Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. In the event that any amounts paid to Ms. Wright following a change of control would constitute "excess parachute payment”, Ms. Wright's employment agreement with Carver provides that she will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional income and employment taxes imposed as a result of such indemnification of excise taxes. Any excess parachute payments and indemnification amounts paid will not be deductible compensation expenses for the Company.

Letter Agreements

The Company entered into letter employment agreements with Mr. Swan, Mr. Bason and Ms. Ifill. Generally, each letter employment agreement provides for "at-will" employment and compensation in the form of base salary and benefits continuation based on length of service and in certain instances, a one-time payment.

In conjunction with Carver’s acquisition of Community Capital Bank, Carver entered into an employment agreement with the former President and CEO of Community Capital Bank, Mr. Charles F. Koehler, to secure his services as a Executive Vice President, Lending Division.  The employment agreement set forth the aggregate compensation and benefits payable to Mr. Koehler for all services rendered to Carver and any of its subsidiaries for an initial term of 18 months beginning October 1, 2006 and ending March 31, 2008.

Change in Control Arrangements

Pursuant to their letter agreements, in the event of a change in control, Mr. Bason and Ms. Ifill will receive 39 weeks of base salary and benefits continuation.  During fiscal 2007, Carver amended Mr. Swan’s letter agreement to include a change-in-control agreement effective as of March 12, 2007. The amendment applies only if Mr. Swan's employment is terminated following a change in control that occurs during the employment term. The employment term is from March 12, 2007 through March 12, 2009. Carver may terminate Mr. Swan's employment at any time for cause as defined in his Letter Agreement, as amended. In the event that Carver terminates Mr. Swan's employment for reasons other than disability, retirement or cause, he would be entitled to a change in control benefit equal to (i) continued medical, life, and disability benefits for two years, (ii) a lump sum payment equal to two years' salary and (iii) an amount equal to two times his highest incentive compensation award paid during any full fiscal year during the term of the agreement.

The same severance benefits would be available if Mr. Swan resigns during the term of his Letter Agreement following: a loss of title, a material reduction in his duties, functions or responsibilities, involuntary relocation of his principal place of employment so that his commuting distance is more than 30 miles from his address as of March 12, 2007, or other material breaches of contract by Carver that are not cured within 30 days. If any amounts paid to Mr. Swan following a change in control would constitute an "excess parachute payment" under federal tax law, the payments will be reduced to avoid the imposition of the excise tax. If payments are reduced, Mr. Swan may choose which payments and benefits will be reduced.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL at FISCAL YEAR-END 2008

The tables below reflect the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment under such executive's employment agreement or employment letter. The amount of compensation payable to each Named Executive Officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination following a Change in Control (“CIC”) and in the event of disability or death of the executive is shown below.  The amounts shown assume that such termination was effective as of March 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts, which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Involuntary Not For Cause or by Executive with Good Reason	For Cause or by Executive without Good Reason	Disability	Retirement	Death	Change in Control

Deborah Wright, Chairman and Chief Executive Officer
Cash Wages (1)	$758,333	$0	$568,750	-	-	$1,050,000
Incentive (2)	$525,000	$0	$0	-	-	$525,000
Health, Welfare, Perquisites and Other Personal Benefits (3)	$43,100	$0	$28,600	-	-	$54,100
Retirement Plans (4)	$40,200	$0	$0	-	-	$40,200
Long Term Incentive Plan (5)	$584,533	$0		-	-	$584,533
Total	$1,951,167	$0	$597,350	-	-	$2,253,833

Roy Swan, Executive Vice President and Chief Financial Officer
Cash Wages (1)	$19,232	$0	$150,006	-	-	$500,020
Incentive (2)	$0	$0	$0	-	-	$150,006
Health, Welfare, Perquisites and Other Personal Benefits (3)	$15,600	$0	$0	-	-	$40,900
Retirement Plans (4)	$0	$0	$0	-	-	$38,733
Long Term Incentive Plan (5)	$0	$0	$0	-	-	$79,202
Total	$34,832	$0	$150,006	-	-	$808,861

James Bason, Senior Vice President and Chief Lending Officer
Cash Wages (1)	$13,077	$0	$102,000	-	-	$127,500
Incentive (2)	$0	$0		-	-	-
Health, Welfare, Perquisites and Other Personal Benefits (3)	$15,600	$0		-	-	$24,400
Retirement Plans (4)		$0		-	-	-
Long Term Incentive Plan (5)	$0	$0		-	-	$77,636
Total	$28,677	$0	$102,000	-	-	$229,536

Charles Koehler, Senior Vice President, Lending
Cash Wages (1)	$17,034	$0	$132,865	-	-	$166,082
Incentive (2)	$0	$0		-	-	-
Health, Welfare, Perquisites and Other Personal Benefits (3)	$15,600	$0		-	-	$24,400
Retirement Plans (4)	$0	$0		-	-	-
Long Term Incentive Plan (5)	$0	$0		-	-	$26,875
Total	$32,634	$0	$132,865	-	-	$217,357

Susan M. Ifill, Senior Vice Present and Chief Retail Officer
Cash Wages (1)	$13,077	$0	$102,000	-	-	$127,500
Incentive (2)	$0	$0		-	-	$0
Health, Welfare, Perquisites and Other Personal Benefits (3)	$15,600	$0		-	-	$24,400
Retirement Plans (4)	$0	$0		-	-	-
Long Term Incentive Plan (5)	$0	$0		-	-	$10,000
Total	$28,677	$0	$102,000	-	-	$161,900

(1)
For Messrs Swan, Koehler and Bason and Ms. Ifill cash wages reflect the value of severance payments in accordance with CIC letter agreements or pursuant to the Company's Severance Pay Plan if other than for CIC.  For Ms. Wright, cash payments reflect the terms of her contract.

(2)	Incentive reflects payments at target awards paid as directed by the terms of the CIC agreement or current incentive compensation plan.

(3)	Health, Welfare and Other Personal Benefits reflect the cost of the Company continuing medical, dental, vision, and life insurance benefits per the CIC agreement or severance pay plan.

(4)
Retirement Benefits reflect the 401k Plan matching and profit sharing contributions and acceleration of vesting of unvested profit sharing contributions and Employee Stock Ownership Plan grants. Ms. Wright and Mr. Bason are fully vested in both plans.

(5)	Long term Incentive Plan payments reflect the value of accelerated vesting of unvested cash, shares and options.

Director Compensation

The Chairman of the Board of Directors is currently the Chief Executive Officer and does not receive any additional compensation for serving as the Board Chairman.  The Company’s outside directors are paid an annual cash retainer and a per meeting fee to serve as a director of both Carver and Carver Federal.  The chairs of the Asset Liability and Interest Rate Risk Committee ("ALCO") and Audit committees receive an annual retainer of $7,500 and $5,000, respectively, and a meeting fee of $650.  The chairs of the remaining committees receive an annual retainer of $1,500 and all committee members including the chairs thereof receive $475 per committee meeting attended, $600 per Board meeting attended, and $100 per Executive Committee meeting attended. Upon shareholder approval of new directors, the Compensation Committee may approve a grant of 1,000 shares of restricted stock and 1,000 stock options, which vest pursuant to the Company’s 5-year performance accelerated vesting schedule.

The following table sets forth information regarding compensation earned by the non-employee directors of Carver during the last fiscal year.

DIRECTOR COMPENSATION at FISCAL YEAR-END 2008

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Carol Baldwin Moody	25,875	---	---	---	---	---	$25,875

Dr. Samuel Daniel	23,200	---	---	---	---	---	$23,200

David L. Hinds	36,500	---	---	---	---	---	$36,500

Robert Holland, Jr.	28,975	---	---	---	---	---	$28,975

Pazel G. Jackson Jr.	38,125	---	---	---	---	---	$38,125

Edward B. Ruggiero	25,575	---	---	---	---	---	$25,575

Robert Tarter	21,350	---	---	---	---	---	$21,350

Strauss Zelnick (1)	4,425	---	---	---	---	---	$4,425

(1)	Mr. Zelnick resigned from the Board of Directors on July 11, 2007 to focus on the growth of his company, ZelnickMedia, LLC.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.  The Compensation Committee has considered the impact of the Statement of Financial Accounting Standard No. 123, or SFAS No. 123, as issued by the FASB in 2004, on the Company’s use of equity incentives as a key retention tool.

As part of its role, the Compensation Committee also reviews and considers sections of the Internal Revenue Code (“IRC”), including but not limited to, Golden Parachutes Under IRC Section 280(g) and the deductibility of executive compensation under Section 162(m) which limits deduction of compensation paid to Named Executive Officers to $1,000,000 unless the compensation is “performance-based”.  This applies to base salary, all cash incentive plans and equity grants other than stock options.  During fiscal 2008, no employee received taxable compensation in excess of $1,000,000 and therefore, deductibility of compensation was not limited by these sections of the IRC.

Option Granting Practices

The timing of Carver’s equity compensation grants has historically been and continues to be determined upon appointment to the Board, upon hire, or in conjunction with incentive grants after Carver’s fiscal year end and approved by the Compensation Committee. In fiscal 2008, grants were communicated to executives other than Ms. Wright on May 4, 2007.  Grants were communicated to Ms. Wright on May 11, 2007 after a thorough review of her performance and ratification by the Board of Directors.  Grants vest over a five-year period at 20% each year and subsequent vesting on anniversaries of that date, with accelerated vesting in years three and four if the Company meets or exceeds the peer group three-year average ROE.

Ownership Guidelines

The Company regularly reviews the ownership levels of its directors and officers and has not established minimum stock ownership guidelines as the Company’s directors and the Named Executive Officers collectively own a significant amount of Company Stock.

Conclusion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls.  Likewise, the Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including but not limited to superior asset management, investment or strategic accomplishment and/or consummation of beneficial acquisitions.

Overall, the level and mix of compensation that is finally decided upon is considered within the context of both the objective data from Carver’s competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above.  The Compensation Committee believes that each executive’s compensation is within the competitive range of practices when compared to the objective comparative data and reasonable given Company and individual performance.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about the shares of Voting Stock authorized by Carver for issuance under equity compensation plans as of March 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	235,766	13.12	117,553

Equity compensation plans not approved by security holders	--	--	--

Total	235,766	13.12	117,553

These awards are under the MRP and Stock Incentive Plans.  These plans do not provide for re-pricing of stock options, which is the cancellation of shares in consideration of the exchange for other stock options to be issues at a lower price, and Carver has not acted to re-price stock options.

ADDITIONAL INFORMATION

Date for Submission of Stockholder Proposals

In accordance with SEC rules and Carver’s Bylaws, any stockholder wishing to have a proposal considered for inclusion in Carver’s proxy statement and proxy card relating to the annual meeting of stockholders for the fiscal year ending March 31, 2009 must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Secretary of Carver either: (1) on or before April 7, 2009, if Carver’s next annual meeting of stockholders is within 30 days of the anniversary date of the Annual Meeting; or (2) a reasonable time before Carver begins to print and mail its proxy materials, if the date of next fiscal year’s annual meeting is changed by more than 30 days from the date of the Annual Meeting.

Notice of Business to be Conducted at Annual Meeting

The Bylaws of Carver provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to Carver’s Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary of Carver. To be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, 60 days in advance of such meeting, if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous fiscal year’s annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous fiscal year’s annual meeting; and (2) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders.  Notice shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Carver with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder’s notice to the Secretary of Carver shall set forth such information as required by the Bylaws of Carver.  Nothing in this paragraph shall be deemed to require Carver to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.  See “Date for Submission of Stockholder Proposals.”

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, Carver expects that a number of brokers with account holders who are our stockholders will be “householding” its proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.  In addition, Carver will promptly deliver, upon written or oral request to its address or telephone number below, a separate copy of the proxy materials and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.  Direct your written request to Carver at Carver Bancorp Inc., 75 West 125th Street, New York, New York 10027; Attention: Secretary, or contact us at (212) 360-8826.

Other Matters

As of the date of this proxy statement, the Board of Directors does not know of any other matters to be brought before the stockholders at the Annual Meeting.  If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment.

Annual Report to Stockholders

A copy of the Annual Report to Stockholders for the fiscal year ended March 31, 2008 (“2008 Annual Report”), containing financial statements as of March 31, 2008 and March 31, 2007 and for each of the years in the three-year period ended March 31, 2008 prepared in conformity with generally accepted accounting principles, accompanies this proxy statement.  The consolidated financial statements have been audited by KPMG LLP whose report thereon is included in the 2008 Annual Report.

The 2008 Annual Report includes a copy of Carver’s annual report on Form 10-K for fiscal 2008 filed with the SEC.  Stockholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to Sheila Kennedy, Vice President and Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 360-8826.  The annual report on Form 10-K for fiscal 2008 is also available on Carver’s website at www.carverbank.com and on the SEC website at www.sec.gov.

By Order of the Board of Directors,

Sheila Kennedy
Vice President and Secretary

New York, New York, July 29, 2008

To Assure That Your Shares Are Represented at the Annual Meeting,
Please Sign, Date, and Promptly Return the Accompanying
Proxy Card in the Enclosed Postage-Paid Envelope or Use Internet or
Telephone Voting as Described in the Proxy Statement.

CARVER BANCORP, INC.	REVOCABLE PROXY
75 WEST 125TH STREET
NEW YORK, NEW YORK 10027

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARVER BANCORP, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2008

The undersigned stockholder of Carver Bancorp, Inc. hereby appoints Margaret D. Roberts and Roy Swan or either one of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of the common stock of Carver Bancorp, Inc. held of record by the undersigned on July 29, 2008 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. on September 16, 2008 or at any adjournment or postponement thereof. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF PROPERLY SIGNED, BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET USING THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE OF THIS PROXY.

TO VOTE BY MAIL, PLEASE DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1 AND “FOR” THE PROPOSAL IN ITEM 2.

1.	Election of Directors to a Three Year Term.		FOR all Nominees		WITHHOLD for all Nominees
	Nominees:	01) Carol Baldwin Moody	☐		☐
02) Edward B. Ruggiero

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED.
If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise, the persons named in the Proxy will vote on such matters using their best judgment. As of the date of the Proxy Statement for the Annual Meeting, management of the Company is not aware of any such business.

2.	Ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2009.		FOR ☐	AGAINST ☐	ABSTAIN ☐	I WILL ATTEND THE ANNUAL MEETING ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting.

Signature(s)

Title

						Date:_____________________________	,2008

Please sign exactly as your name appears on this proxy. Joint Owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

TO VOTE BY MAIL, PLEASE DETACH HERE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll Free On a Touch-Telephone 1-800-730-7859. There is NO CHARGE to you for this call.

OPTION A:	To vote as the Board of Directors recommends on ALL proposal; Press 1

OPTION B:	If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1: To vote FOR all nominees, press 1; To WITHHOLD from all nominees, press 9; To WITHHOLD from an individual nominee, press 0.

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/carv

IF YOU VOTE BY PHONE OR INTERNET—DO NOT MAIL THE PROXY CARD. THANK YOU FOR VOTING.